Exhibit 10.2

AGREEMENT

This agreement ("Agreement") is made and entered into as of the 7th day of April, 2016 by and among Grandparents.com, Inc., a Delaware corporation (“GPCM”) and Marsh & McLennan Agency LLC, a Delaware limited liability corporation ("MMA") (individually “Party” and collectively “Parties”).

INTRODUCTION, PURPOSE AND SCOPE

GPCM and the Northeast Division of MMA (“MMA NE”) wish to work together to explore, find and implement various insurance and insurance related products, solutions and programs, partnerships, and business relationships in the senior, boomer and other markets.

Initially, the parties will focus on offering the products listed on Schedule A attached hereto (the “Products”) on MMA’s insurance benefits portal known as MMA Marketlink and through referrals to other regions of MMA.

GPCM is an organization and social media community that addresses the senior market with a website, and various products and solutions for seniors and boomers including insurance solutions. GPCM has a subsidiary named Grandparents Insurance Solutions LLC (“GIS”), which is a licensed insurance broker and permitted to sell the Products in the states where such Products are approved for sale.

MMA is a licensed insurance producer and is in the business of providing insurance brokerage and other insurance-related services to clients and MMA is licensed to sell the Products in the states where such Products are approved for sale.

MMA offers insurance products to middle market companies and employers including through MMA’s Marketlink portal.

GPCM and MMA desire to establish a framework pursuant to which MMA NE would market Products to employer groups with employees 64 years and older for whom the Products are designed;

The purpose of this Agreement is to establish the terms and conditions, scope of work and responsibilities of the Parties associated with their collaboration and agree to the following terms and conditions.

TERMS AND CONDITIONS

1.	Obligations

MMA NE will facilitate discussions between GPCM and the Trion division of MMA regarding the inclusion of the Products on MMA Marketlink. MMA NE will use its reasonable efforts to offer the Products to its employer group clients with a percentage of 64+ year olds and further may refer or otherwise encourage other regions of MMA to offer the Products to their employer group clients having a similar profile.

GPCM will provide MMA with access to the Products. GPCM will also use its reasonable efforts to provide for MMA with the opportunity to offer Products to residents at Century Village in Florida.

2.	Terms and Conditions Apply to the Projects

Each of the projects, businesses or opportunities which are explored or established by the Parties with each other will be subject to all the terms and conditions of this Agreement.

3.	Amendments for Individual Projects

Any project may amend certain terms and conditions of this Agreement by signing a separately negotiated amendment to this Agreement. In the event an Amendment is signed, all the other unchanged terms and conditions of this Agreement will remain in effect.

4.	Commission-Sharing

GPCM, through GIS, shall pay to MMA, 50% of net commissions received by it for each Product sold by MMA pursuant to the terms of this Agreement. As used in this agreement, “net commissions” shall mean gross commissions less all fees and expenses associated with a third party call center. Payment to MMA shall be made within 60 days of GPCM’s receipt of such commission from Aetna and payment is subject to the terms of that certain Program Agreement entered into between Aetna Life Insurance Company (together with American Continental Insurance Company, Continental Life Insurance Company of Brentwood, Tennessee and Aetna Health and Life Insurance Company) and GPCM, dated as of October 9, 2013; that certain Marketing Agreement for Upline Agents and Agencies entered into between Aetna Life Insurance Company and GIS, dated as of October 29, 2014; and certain Marketing Agreement for Upline Agents and Agencies entered into between Aetna Life Insurance Company and GPCM, dated as of October 31, 2014. Payment shall constitute payment in full for the performance hereunder and GPCM shall not be responsible for paying any other fees, costs or expenses, except as provided in the Section 4 and as further provided in Section 8(b).

5.	Expenses

Each of the Parties shall bear their respective expenses in fulfilling their respective responsibilities under this Agreement. The Parties acknowledge that the cost and expenses associated with a third party call center shall be shared equally before the payment of the net commissions referred to in Section 4 above.

6.	Exclusive Arrangement

MMA NE agrees that during the Term and one year thereafter, it, and its employees and agents will promote, market and sell the Products exclusively, and will not market, promote and sell any other Medicare product or any product that is competitive with any of the Products. It is acknowledged and agreed that this exclusivity applies only to MMA’s Northeast division and there is no intention to bind MMA as a whole or any other region or division of MMA to this exclusivity. GPCM agrees that during the Term and one year thereafter, it, its employees and agents will not promote, market and sell the Products to Aon or permit Aon to promote, market and sell the Products to Aon clients.

7.	Relationship of Parties

The Parties agree and acknowledge that each is an independent contractor in performing its obligations under this Agreement. Neither Party shall have the power or authority to bind, obligate, or commit the other Party, and shall not represent or hold him or herself out to have such power or authority. Nothing in this Agreement shall be interpreted to indicate that the Parties are affiliates, partners, joint venturers, co-owners, employers, fiduciaries or otherwise participants in a partnership, joint or common undertaking. GPCM shall have no authority with respect to any client of MMA to solicit, sell or offer Products, accept applications, quote rates, bill or collect premiums or settle claims or do any other act or make any statement which purports to bind MMA without MMA’s prior written consent.

8.	Term and Termination

(a)           The Term of this Agreement shall commence as of the date of this Agreement and terminate on the fifth annual anniversary of the date hereof (“Term”). It will automatically renew for successive one year terms unless no later than ninety days prior to the end of the Term (or extended Term thereof), either Party notifies the other Party in writing of its desire to not renew the Agreement.

Either Party may terminate this Agreement in the event that, less than 10,000 Products are sold in each calendar year during the Term of this Agreement, commencing in the second calendar year and measured on a calendar year basis. The notice shall be given ninety days prior to the end of the calendar year.

Either Party may also terminate this Agreement immediately upon Good Cause and with written notice stating the reasons therefore. There will be “Good Cause” if a Party (a) commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of receipt of a request in writing from the notifying party to do so; (b) ceases doing business for any reason; (c) becomes insolvent or is generally unable to pay its debts as they become due; (d) seeks protection under the United States Bankruptcy Code or similar protection from creditors; (e) is subject to a bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceeding and it is not dismissed within sixty (60) days of filing; (f) reasonably determines that this Agreement, at any time, materially conflicts with or is in material violation of any state or federal law, rule or regulation applicable to the activities of either of the Parties hereunder, and such activities cannot be made to conform to the requirements of applicable law in the reasonable judgment of the terminating Party (after good faith discussion and attempt of the Parties); or (f) is dissolved or liquidated.

(b)           Expiration or termination of this Agreement will not affect any rights or obligations that are to survive the expiration or earlier termination of this Agreement or were incurred by the Parties prior to such expiration or earlier termination. Following the Term, Aetna and GIS may offer to renew Products that are in force. In the event that any Product has been issued to a policyholder prior to the expiration or termination of this Agreement and such Product remains in force following such expiration or termination or is renewed after the expiration or termination of this Agreement, MMA shall continue to receive its share of “net commissions” for all such Products so long as such Products continue to be renewed. MMA agrees that upon the expiration or termination of this Agreement, MMA shall not, directly or indirectly, offer competitive products to the Products to the existing Product policyholders and shall not attempt to convert existing Product policyholders to a competing product.

In the event of expiration or termination of this Agreement, the Parties will cooperate to wrap up any ongoing projects in a businesslike manner.

9.	Audits and Enforcement

Each Party shall maintain accurate books and records regarding the business conducted pursuant to this Agreement. Upon the reasonable request of a Party the other Party shall provide the other with statements detailing an accounting of the expenses, revenues and other items incurred under this Agreement. Each Party shall have the right at reasonable intervals and during normal business hours to examine the books, records and personnel of the other Party to confirm a proper accounting.

10.	Non Circumvention

The Parties intend to work together to explore, find and implement various insurance and insurance related products, solutions, programs, partnerships, and business relationships in the senior, boomer and other markets. In the course of this cooperation, the Parties will share with each other business ideas, business partners, connections, trade secrets and opportunities. Neither Party will seek to circumvent this Agreement by taking any action, including, terminating it or evading it to benefit from any business opportunity they investigated or approached jointly unless it is done in concert with the other Party or with the other Party’s consent.

11.	Mutual Representations, Warranties and Covenants

Each Party represents, warrants and covenants to the other that all information supplied by it to the other to date is complete, truthful and accurate, and warrants that all information to be supplied by it to the other from this date forward will be complete, truthful and accurate. Each Party warrants that, in connection with its activities with or for the other, it and its owners, directors, officers, employees and agents will comply with all laws, rules and regulations of all applicable jurisdictions, including but not limited to all anti-corruption and anti-bribery laws such as the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act, whether or not it is subject to those laws. Each Party agrees that it will not, directly or indirectly, give, authorize, promise, offer or facilitate the giving of a bribe to any person, and will not, directly or indirectly, give, authorize, promise, offer, or facilitate the giving of any money, entertainment, hospitality, travel, employment, contract, sponsorship, political contribution, charitable contribution, or any other tangible or intangible thing of value to any person in exchange for a business advantage.

Each Party represents: (i) it has all licenses or other forms of authorization necessary for it to undertake the activities contemplated by this Agreement and will provide the other Party with certified copies of such licenses or authorizations as the other Party may reasonably request from time to time; and, (ii) other than as disclosed to the other Party in writing, neither it nor any of its employees or agents has been convicted of or pleaded guilty to a criminal offense, or is the subject of any government investigation for such offense. GPCM hereby acknowledges receipt of a copy of Marsh & McLennan Companies’ Improper Payments Policy and Code of Conduct as set forth at http://www.mmc.com/about/code.php and warrants it and its owners, directors, officers, employees and agents will comply with them in all respects relevant to this Agreement.

Each party it has and shall maintain at its own expense in full force and effect during the Term an errors and omissions insurance policy providing coverage of not less than $1 million per claim and $3 million in aggregate.

12.	Indemnification

Each Party shall defend, indemnify and hold harmless the other Party and its officers, directors, shareholders, managers, members, employees, consultants and agents (collectively, the “Indemnified Parties”), from and against any and all losses to the extent arising out of any negligent act or omission of the indemnifying party in connection with the performance of its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Party is obligated to indemnify or defend the other Party against any losses arising out of or resulting, in whole or in part, from the other Party's willful, reckless or grossly negligent acts or omissions, or bad faith failure to comply with any of its obligations set forth in this Agreement.

13.	Confidentiality

From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs and services, confidential information and materials comprising or relating to Intellectual Property, trade secrets, third-party confidential information and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by the Receiving Party or any of its Representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or (e) is required to be disclosed pursuant to applicable Law.

The Receiving Party shall, during the Term and for two years from the termination of this Agreement: (x) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, or to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Section caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party's written request, the Receiving Party and its Representatives shall promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

14.	Injunctive Relief

The Parties agree that a breach of the Confidentiality Section, the Exclusive Arrangement Section, or the Non Circumvent Section, shall give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy. In the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy.

15.	Miscellaneous Provisions

(a)  Further Assurances. Upon a Party's reasonable request, the other Party shall execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

(b)  Entire Agreement. This Agreement, including the related schedules attached hereto, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(c)  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth below (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document during normal business hours (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

If to GPCM:

Steve Leber

Chief Executive Officer

Grandparents.com, Inc.

589 Eighth Avenue, 6th Floor

New York, NY 10018

If to MMA:

Marsh & McLennan Agency LLC

360 Hamilton Avenue, Suite 930

White Plains, NY 10601

(d)  Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(e)  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f)  Amendment and Modification. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to and signed by an authorized representative of each Party.

(g)  Waiver.  No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement: any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or any act, omission or course of dealing between the Parties.

(h)  Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

(i)  No Third-Party Beneficiaries.  Except with respect to the Indemnified Parties, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j)  Choice of Law. This Agreement, including all documents and exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflicts of law provisions thereof.

(k)  Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all contemplated transactions in any forum other than the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the courts of the State of New York, and any appellate court thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in such courts.

(l)  Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments or appendices attached to this Agreement, or the transactions contemplated hereby.

(m)  Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(n)  Public Announcements. Neither Party shall make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the other Party or its business unless: (a) it has received the express written consent of the other Party; or (b) it is required to do so by law.

(o)  Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted transferees, successors and assigns, including any entity which the parties hereto may merge or consolidate with or to which it may transfer substantially all of its assets. The Parties shall not assign any aspect of its rights or responsibilities hereunder without written permission from the other Party.

The Parties indicate their intention to be bound by the terms and conditions of Agreement by their signatures below.

Agreed to and accepted
as of 7th day of April, 2016.

GRANDPARENTS.COM, INC.

Signature:	/s/ Steven E. Leber

Steve Leber

Chairman/CEO

Agreed to and accepted
as of 13th day of April, 2016.

MARSH & McLENNAN AGENCY LLC

Signature:	/s/ Anthony C. Gruppo

Name: Anthony C. Gruppo

Title: CEO MMA Northeast

Schedule A

Medicare Supplement Plans

Medicare Advantage Plans

Stand Alone Part D Plans

Medicare Supplement Plan provided to members of the AGA

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